EXHIBIT 99.1

PRESS RELEASE

Contact:                                                   Robert M. Garst, Chief Executive Officer

717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

EARNINGS FOR THE FIRST QUARTER OF 2010

HALIFAX, PA, April 22, 2010 — Riverview Financial Corporation reported net income of $550,000 for the three months ended March 31, 2010, an increase of $50,000 or 10%, as compared with net income of $500,000 for the three months ended March 31, 2009.  Basic and diluted earnings per share were $0.31 per share for the three months ended March 31, 2010 or 6.9% higher than basic and diluted earnings per share of $0.29 per share for the three months ended March 31, 2009.  The annualized return on average assets for the first quarter of 2010 year end was 0.88% as compared with 0.82% for the first quarter of 2009.  The annualized return on average equity was 8.91% for the three months ended March 31, 2010 as compared with 8.37% for the three months ended March 31, 2009.  Riverview’s book value per share increased to $14.39 at March 31, 2010, an increase of 2.2% from $14.08 at March 31, 2009.

Robert M. Garst, Chief Executive Officer, commented, “Riverview Financial Corporation achieved record earnings for the first quarter of 2010.  Our performance was characterized by strong core earnings growth, continued control of our operating expenses and safeguarding of our asset quality.  Our financial results continue to enhance shareholder value which remains our number one objective.  We continue to be well capitalized, as defined by our regulators, and we are confident that our liquidity and capital positions support our ability to remain profitable in these challenging economic times.”

Riverview Financial Corporation, with assets of $255.6 million, is the bank holding company for its principal subsidiary, Riverview National Bank, which serves the communities of Perry, Dauphin and Cumberland counties through the five full service branches of The First National Bank of Marysville and the three full service branch facilities and one drive-up office of Halifax National Bank.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.